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                       July 17, 2023

       Johanna Mylet
       Chief Financial Officer
       Poseida Therapeutics, Inc.
       9390 Towne Centre Drive, Suite 200
       San Diego, CA 92121

                                                        Re: Poseida
Therapeutics, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 9, 2023
                                                            File No. 001-39376

       Dear Johanna Mylet:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences